UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2019

CytoDyn Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-49908	83-1887078
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1111 Main Street, Suite 660 Vancouver, Washington		98660
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (360) 980-8524

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None.	None.	None.

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.02 Unregistered Sales of Equity Securities.

The disclosure in Item 8.01 of this Form 8-K is incorporated by reference into this Item 3.02.

Item 5.08 Shareholder Director Nominations.

On July 30, 2019, the board of directors of CytoDyn Inc., a Delaware corporation (the “Company”), determined that the Company’s 2019 annual meeting of stockholders will be held on September 12, 2019 and established August 5, 2019 as the record date for determining stockholders entitled to notice of, and to vote at, the meeting. The Company will publish additional details regarding time, venue and matters to be voted on at the meeting in its proxy materials to be distributed to stockholders.

In accordance with the Company’s bylaws and the rules and regulations of the Securities and Exchange Commission, stockholders will have until 5:00 P.M. (Pacific Time) on August 12, 2019 to submit stockholder proposals and request proxy access with respect to any business to be considered at the annual meeting. Any such proposals should be directed to the following address:

CytoDyn Inc.

1111 Main Street, Suite 660

Vancouver, Washington 98660

Attn: Secretary

Item 8.01 Other Events

The Company previously announced its tender offer (the “Warrant Tender Offer”) for certain outstanding series of eligible warrants, offering the holders of such warrants the opportunity to amend and exercise their warrants at a reduced exercise price equal to the lower of (i) their respective existing exercise price (the “Original Exercise Price”) or (ii) $0.40 per share of common stock. As an inducement to holders to participate in the Warrant Tender Offer, the Company offered to issue to participating holders shares of common stock equal to an additional 50% of the number of shares issuable upon exercise of the eligible warrants (collectively, the “Additional Shares”). The Warrant Tender Offer was made upon the terms and subject to the conditions set forth in the Offer to Amend and Exercise Warrants to Purchase Common Stock of CytoDyn Inc., previously mailed to the holders of eligible warrants on June 24, 2019, and which was included in the Company’s Schedule TO-I initially filed with the Securities and Exchange Commission on June 24, 2019.

At 5:00 P.M. (Eastern time) on July 31, 2019, the offering period and withdrawal rights for the Warrant Tender Offer expired. Upon completion of the Warrant Tender Offer, 175 Original Warrants to purchase up to 7,307,490 shares of common stock had been validly tendered and not withdrawn in the Warrant Tender Offer, for gross cash proceeds to the Company of approximately $2.8 million. Accordingly, an aggregate of 3,653,723 Additional Shares will be issued to participating holders of eligible warrants. Solicitation fees of approximately $237,000 were paid to the solicitation agent in the Warrant Tender Offer.

1,350,231 of the shares of common stock sold to investors in the Warrant Tender Offer were sold pursuant to the Company’s Registration Statements on Form S-3 (File No. 333-223195) declared effective on March 7, 2018, and the prospectuses and prospectus supplements filed thereunder. 9,610,982 shares of common stock, including all of the Additional Shares, were sold to accredited investors in reliance upon the exemption provided by Rule 506 of Regulation D and Section 4(a)(2) of the Securities Act of 1933, as amended.

Dr. David F. Welch tendered Original Warrants beneficially owned by him, covering an aggregate of 1,000,000 shares of Common Stock, and received 500,000 Additional Shares. Dr. Welch is a member of the Company’s board of directors and participated on terms identical to those applicable to other holders of Original Warrants.

Accordingly, the Company is instructing its transfer agent to issue an aggregate of 10,961,213 shares of common stock to participants in the Warrant Tender Offer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CytoDyn Inc.

August 2, 2019	By:	/s/ Michael D. Mulholland
		Name:	Michael D. Mulholland
		Title:	Chief Financial Officer